Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY ANNOUNCES TWO CONCURRENT MODIFIED DUTCH AUCTION TENDER OFFERS FOR SENIOR NOTES

Irving, TX – January 20, 2016 – Commercial Metals Company (NYSE: CMC) (“CMC”) today announced the commencement of two concurrent tender offers (each, individually, an “Offer,” and collectively, the “Offers”): (1) an offer to purchase for cash up to $100,000,000 aggregate principal amount, subject to increase, of its outstanding 6.50% Senior Notes due 2017 (CUSIP No. 201723 AH6) (the “2017 Notes”) and (2) an offer to purchase for cash up to $100,000,000 aggregate principal amount, subject to increase, of its 7.35% Senior Notes due 2018 (CUSIP No. 201723 AJ2) (the “2018 Notes” and, together with the 2017 Notes, the “Notes”). The purchase price per $1,000 principal amount of Notes will be determined with respect to each Offer in accordance with a modified “Dutch Auction” procedure on the terms and conditions set forth in CMC’s Offer to Purchase dated January 20, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”). A summary of the Offers is outlined below:

Series of Notes	CUSIP No.	Outstanding Principal Amount	Early Participation Payment(1)	Total Consideration (Acceptable Bid Price Range)(1)(2)
6.50% Senior Notes due 2017	201723 AH6	$400,000,000	$30	$1,020 – $1,060
7.35% Senior Notes due 2018	201723 AJ2	$500,000,000	$30	$1,030 – $1,070

(1)	Per $1,000 principal amount of Notes that are accepted for purchase (subject to proration).
(2)	Includes the Early Participation Payment and excludes Accrued Interest.

Each Offer is scheduled to expire at 11:59 P.M., New York City time, on February 17, 2016, unless extended or earlier terminated by CMC, subject to applicable law (with respect to each Offer, the “Expiration Date”). Acceptance of validly tendered (and not withdrawn) Notes in each Offer may be subject to proration as described in the Offer to Purchase. The Total Consideration or the Tender Offer Consideration, as the case may be, will be payable in cash promptly after the Expiration Date to those holders whose Notes are accepted for purchase (subject to proration) in an Offer.

Holders must validly tender (and not withdraw) Notes pursuant to an Offer on or prior to 5:00 P.M., New York City time, on February 2, 2016, unless extended by CMC (with respect to each Offer, the “Early Participation Date”) to be eligible to receive the Total Consideration for their Notes. The Total Consideration payable for each $1,000 principal amount of Notes validly tendered (and not withdrawn) and accepted for payment by CMC (subject to proration) will be determined based on a formula consisting of a Base Price equal to, in the case of the 2017 Notes, $1,020, and in the case of the 2018 Notes, $1,030, plus, in each case, a Clearing Premium not to exceed $40. The Total Consideration will include an amount equal to $30 (the “Early Participation Payment”) per $1,000 principal amount of Notes accepted for purchase (subject to proration).

Holders validly tendering their Notes after the Early Participation Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, which is equal to the Total Consideration less the Early Participation Payment.

Notes tendered pursuant to an Offer may be withdrawn in accordance with the procedures described in the Offer to Purchase at any time on or prior to 5:00 P.M., New York City time, on February 2, 2016, unless extended by CMC. CMC reserves the right, but is not obligated to, increase the maximum principal amount of Notes that may be purchased in either or both Offers (with respect to each Offer, the “Tender Cap”) in its sole discretion without extending the withdrawal deadline or otherwise reinstating withdrawal rights, except as otherwise required by law.

Each Offer is being conducted as a modified “Dutch Auction.” This means that holders who elect to participate must specify the minimum Total Consideration (the “Bid Price”) they would be willing to receive in exchange for each $1,000 principal amount of Notes they choose to tender in an Offer. The Bid Price that a holder specifies must be in increments of $2.50, and may not be more than $40 in excess of the Base Price for the Offer. Tenders of Notes outside the referenced range will not be accepted and will not be used for purposes of calculating the Clearing Premium. If any Bid Price is not submitted in a whole increment of $2.50, it will be rounded down to the nearest $2.50 increment. The ranges of Total Consideration, and the Bid Price specified by a holder, will include the Early Participation Payment, which a holder will be entitled to receive only for Notes validly tendered and not withdrawn prior to the Early Participation Date and that are accepted for purchase by CMC subject to proration. Holders that tender Notes without specifying a Bid Price will be deemed to have specified the Base Price in the applicable Offer as their Bid Price. CMC will determine the “Bid Premium” for each tender of Notes by subtracting the applicable Base Price from the Bid Price specified by a holder.

The Clearing Premium for each Offer will be the lowest single premium for all tenders of Notes in an Offer, such that, for all tenders of Notes in an Offer whose Bid Price results in a Bid Premium equal to or less than this lowest single premium, CMC will be able to accept an aggregate principal amount of Notes up to the applicable Tender Cap, taking into account the aggregate principal amount of Notes that have been validly tendered (and not withdrawn) and the effect of proration described in the Offer to Purchase. In the event that the purchase of all Notes validly tendered (and not withdrawn) in an Offer would result in CMC acquiring Notes in that Offer having an aggregate principal amount less than the Tender Cap for that Offer, the Clearing Premium will be the highest Bid Premium with respect to any Note validly tendered (and not withdrawn) in that Offer.

CMC will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Offers (subject to proration) from the last interest payment date of January 15, 2016 for the 2017 Notes, and February 15, 2016 for the 2018 Notes, to, but not including, the settlement date.

The terms and conditions of the Offers, including the conditions to CMC’s obligation to accept the Notes tendered and to pay the purchase price, are set forth in the Offer to Purchase. Each Offer is conditioned on the satisfaction or waiver of certain customary conditions. Neither Offer is conditioned on any minimum amount of Notes being tendered, and neither Offer is conditioned on the consummation of the other Offer. Subject to applicable laws or conditions, CMC reserves the right to amend, extend or terminate either or both of the Offers at any time prior to the Expiration Date. Capitalized terms used but not otherwise defined herein have the same meanings set forth in the Offer to Purchase.

This announcement does not constitute an offer to purchase or a solicitation of any offer to sell the Notes or any other securities or a notice of redemption. The Offers are being made solely by the Offer to Purchase, dated January 20, 2016.

Citigroup Global Markets Inc. is acting as Dealer Manager for both of the Offers, and Global Bondholder Services Corporation is acting as depositary and information agent for both of the Offers. Questions and requests for assistance or for additional copies of the Offer to Purchase may be directed to Citigroup at (212) 723-6106 or (800) 558-3745 (toll free) or to Global Bondholder Services at (212) 430-3774 (banks and brokers) or (866)-807-2200 (toll free).

About CMC

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This press release contains forward-looking statements based on current CMC management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and generally can be identified by phrases such as we, CMC or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although CMC believes that its expectations are reasonable, CMC can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the following: overall global economic conditions, including recovery from the recent recession and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals; excess capacity in CMC’s industry, particularly in China, and product availability from competing steel minimills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in CMC or CMC’s customers’ ability to access credit and non-compliance by CMC’s customers with CMC’s contracts; financial covenants and restrictions on the operation of CMC’s business contained in agreements governing its debt; currency fluctuations; global factors including political and military uncertainties; availability of electricity and natural gas for minimill operations; information technology interruptions and breaches in security data; ability to retain key executives; ability to make necessary capital expenditures; availability and pricing of raw materials over which CMC exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to CMC’s operations; increased costs related to health care reform legislation; and those factors listed under Item 1A. “Risk Factors” included in CMC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, filed with SEC on October 30, 2015.

Media Contact:

Susan Gerber

972-308-5349

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